Exhibit 10.2

ASSET PURCHASE AND PRODUCT DEVELOPMENT AGREEMENT

by and between

COLLAGENEX PHARMACEUTICALS INC.

and

THOMAS SKOLD

Dated as of August 19, 2004

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

		Page
9.10	Governing Law	22

9.11	Severability	22

9.12	Entire Agreement of the Parties	22

9.13	Independent Contractors	23

9.14	Expenses	23

9.15	No Third Party Beneficiaries	23

9.16	No Strict Construction	23

ASSET PURCHASE AND PRODUCT DEVELOPMENT AGREEMENT

This ASSET PURCHASE AND PRODUCT DEVELOPMENT AGREEMENT (the “Agreement”), dated as of August 19, 2004 (the “Effective Date”), is made by and between CollaGenex Pharmaceuticals Inc., a Delaware corporation having its principal office at 41 University Drive, Newtown, Pennsylvania, United States of America 18940 (“CollaGenex”), and Thomas Skold, a citizen and resident of Sweden of Bjorno Gard, S-761 41 Norrtalje, Sweden (“Skold”). CollaGenex and Skold are each sometimes referred to individually as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, the Parties entered into that certain Co-operation, Development and Licensing Agreement dated February 12, 2002 (the “Original Agreement”);

WHEREAS, the Parties desire to modify the terms of their relationship by terminating the Original Agreement and, simultaneously therewith, entering into this Agreement; and

WHEREAS, in connection with such modification of terms, CollaGenex desires to acquire from Skold the topical technology that Skold has developed, as more specifically described herein, and Skold desires to transfer to CollaGenex, such topical delivery technology.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, covenants and agreements contained herein, CollaGenex and Skold, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

When used in this Agreement, whether in the singular or plural, each of the following capitalized terms shall have the meanings set forth in this Article 1.

1.1 “Affiliate” means a Person that, directly or indirectly, through one or more intermediates, controls, is controlled by, or is under common control with, the Person specified. For the purposes of this definition, control shall mean the direct or indirect ownership of (i) in the case of corporate entities, securities authorized to cast more than fifty percent (50%) of the votes in any election for directors, (ii) in the case of non-corporate entities, more than fifty percent (50%) ownership interest with the power to direct the management and policies of such non-corporate entity, or (iii) such lesser percentage as may be the maximum percentage allowed to be owned by a foreign corporation under the applicable laws or regulations of a particular jurisdiction outside of the United States) of the equity having the power to vote in the election of directors or to direct the management and policies of another entity. Notwithstanding the foregoing, the term “Affiliate” shall not include subsidiaries in which a Person or its Affiliates owns a majority of the ordinary voting power to elect a majority of the board of directors, but is restricted from electing such majority by contract or otherwise, until such time as such restriction is no longer in effect.

1.2 “Books and Records” means copies of all books and records of Skold and its Affiliates related to the Restoraderm Technology or the Purchased Assets.

1.3 “Additional Records” means any and all records or documentation in whatever form pertaining to the development, marketing or sales of a Product and originating from or generated by CollaGenex under this Agreement such as, but not limited to, batch protocols, sterility protocols, clinical trial documentation, specification over raw materials and marketing materials.

1.4 “Business Day” means any day except Saturday and Sunday, on which commercial banking institutions in New York are open for business. Any reference in this Agreement to “day”, whether or not capitalized, shall refer to a calendar day, not a Business Day.

1.5 “Commercially Reasonable Efforts” means, with respect to a Party, the efforts and resources which would be used by that Party consistent with prevailing pharmaceutical industry standards for a company of similar size and scope to such Party with respect to a product or potential product at a similar stage in its development or product life and of similar market potential, taking into account efficacy, safety, the anticipated Regulatory Authority approved labeling, the competitiveness of alternative products in the market place or under development, the patent and other proprietary position of the product, the likelihood of Regulatory Approval, the commercial value of the product and other relevant factors.

1.6 “Confidential Information” means all secret, confidential or proprietary information or data, whether provided in written, oral, graphic, video, computer or other form, provided by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) pursuant to this Agreement or generated pursuant to this Agreement, including but not limited to, information relating to the Disclosing Party’s existing or proposed research, development efforts, patent applications, business or products and any other information or materials that have not been made available by the Disclosing Party to the general public. The terms of this Agreement shall also be deemed Confidential Information hereunder, except to the extent disclosed pursuant to Section 7.5 herein. Notwithstanding the foregoing sentences, Confidential Information shall not include any information or materials that:

(a) were already known to the Receiving Party (other than under an obligation of confidentiality) at the time of disclosure by the Disclosing Party to the extent such Receiving Party has documentary evidence to that effect;

(b) were generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, and other than through any act or omission of a Party in breach of such Party’s confidentiality obligations under this Agreement; or

(d) were subsequently lawfully disclosed to the Receiving Party by a Third Party who had no obligation to the Disclosing Party not to disclose such information or materials to others.

1.7 “Control,” “Controls,” “Controller” or “Controlled” means with respect to Technology and/or Patent Rights, the ownership thereof, or the possession of the ability to grant licenses or sublicenses thereto without violating the terms of any agreement or other arrangement with, or the rights of, any Third Party existing as of the date on which such license or sublicense is granted.

1.8 “FDA” means the United States Food and Drug Administration, or any successor agency thereof.

1.9 “First Commercial Sale” means the first sale by CollaGenex or its Affiliates or sublicensees of a Product to a Third Party for end use or consumption of such Product after a Regulatory Authority has granted Regulatory Approval of such Product, if applicable.

1.10 “Force Majeure” means any occurrence beyond the reasonable control of a Party that prevents or substantially interferes with the performance by the Party of any of its obligations hereunder, if such occurs by reason of any act of God, flood, fire, explosion, earthquake, strike, lockout, labor dispute, casualty or accident; or war, revolution, civil commotion, acts of public enemies, terrorist attack, blockage or embargo; or any injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government (to the extent such government has ruling authority over such Party) or of any subdivision, authority or representative of any such government; or other similar event, beyond the reasonable control of such Party, if and only if the Party affected shall have used reasonable efforts to avoid such occurrence.

1.11 “Know-how” means, whether or not patented or patentable, all ideas, inventions, trade secrets, data, instructions, methods, techniques, assays, processes (including technology manufacturing processes), procedures, inventions, know-how, data, designs, formulas, validations, documentation, technology, materials, equipment, specifications, and information.

1.12 “Losses” means any and all liabilities, damages, fines, penalties, deficiencies, losses and expenses (including interest, court costs, amounts paid in settlement, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment); provided, however, that the term “Losses” shall not include any special, consequential, indirect, punitive, provisional or similar damages, except to the extent actually paid by a Party pursuant to any Third Party Claim.

1.13 “NDA” means a New Drug Application pursuant to 21 U.S.C. Section 505(b)(1) or Section 505(b)(2) submitted to the FDA or any successor application or procedure required for Regulatory Approval to commence sale of a Product.

1.14 “Net Sales” means the gross amounts received by CollaGenex or any of its Affiliates on account of sales of Products to Third Parties (including without limitation Third Party distributors and wholesalers), less the total of:

(a) Trade, cash and/or quantity discounts actually allowed or accrued which are not already reflected in the amount invoiced;

(b) Excise, sales and other consumption taxes (including VAT on the sale of such Products) and custom duties to the extent included in the invoice price and to the extent such taxes are remitted to the applicable taxing authority;

(c) Freight, insurance and other transportation charges to the extent included in the invoice price and separately identified on the invoice or other documentation maintained in the ordinary course of business;

(d) Amounts repaid, credited or accrued by reason of returns, rejections, defects or recalls or because of chargebacks, retroactive price reductions, refunds or billing errors;

(e) Payments and rebates directly related to the sale of Products accrued, paid or deducted in a manner consistent with generally accepted accounting principles (“GAAP”), pursuant to agreements with Third Parties or governmental regulations (including, but not limited to, those granted or given to managed health care organizations, wholesalers and other distributors, buying groups, health care insurance carriers, or to federal, state and local governments);

(f) Amounts written off by reason of uncorrectable debt;

(g) Any royalties payable to Third Parties in the event that a Product contains one or more ingredients in which royalty amounts are to be paid on such other ingredients; and

(h) Any other similar and customary deductions taken in accordance with GAAP consistently applied.

Use of Products for promotional, sampling or compassionate use purposes or for use in clinical trials shall not be considered in determining Net Sales. In the case of any sale of a Product between CollaGenex and its Affiliates for resale, Net Sales shall be calculated as above only on the first arm’s length sale thereafter to a Third Party.

1.15 “Patent Rights” means all patents and patent applications and all patent applications hereafter filed, including any continuations, continuations-in-part, divisions, provisionals or any substitute applications, non-provisional applications, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any supplemental patent certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

1.16 “Person” means any individual, firm, corporation, partnership, limited liability company, trust, unincorporated organization or other entity or a government agency or political subdivision thereto, and shall include any successor (by merger or otherwise) of such Person.

1.17 “Product” means a product incorporating the Restoraderm Technology.

1.18 “Regulatory Approval” means the technical, medical and scientific licenses, registrations, authorizations and approvals (including, without limitation, approvals of NDAs,

supplements and amendments, pre- and post- approvals, pricing and Third Party reimbursement approvals, and labeling approvals) of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the development (including the conduct of clinical trials), manufacture, distribution, marketing, promotion, offer for sale, use, import, reimbursement, export or sale of a Product in a regulatory jurisdiction.

1.19 “Regulatory Authority” means any national (e.g., the FDA), supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity involved in the granting of Regulatory Approval in any country.

1.20 “Restoraderm Intellectual Property” means all (a) Restoraderm Patent Rights; (b) Restoraderm Know-How, and all rights in any jurisdiction to limit the use or disclosure thereof; and (c) rights to sue and recover damages or obtain injunctive relief for past and future infringement, dilution, misappropriation, violation or breach thereof.

1.21 “Restoraderm Know-How” means any and all Know-How owned or Controlled by Skold or its Affiliates as of the Effective Date relating to the Restoraderm Technology

1.22 “Restoraderm Patent Rights” means any and all Patent Rights owned or Controlled by Skold or its Affiliates as of the Effective Date relating to the Restoraderm Technology. Schedule 1.22 contains those Patent Rights that have previously been assigned to CollaGenex by Skold, which Patent Rights are so specified under Schedule 1.22.

1.23 “Restoraderm Technology” means the topical drug delivery technology developed by Skold and covered by the patent applications recited in Schedule 1.22. For the avoidance of doubt technology for oral, nasal or intravenous use shall not, when used in this Agreement, be embraced by the term “topical”.

1.24 “Sublicense Income” shall mean royalties actually received from a Third Party by CollaGenex on account of sales of Products by such Third Party in consideration for the grant of a sublicense to such third party under the Restoraderm Patent Rights.

1.25 “Third Party(ies)” means any Person other than Skold, CollaGenex and their respective Affiliates.

1.26 “Trademark” or “Trademarks” means all trademarks, service marks, trade names, domain names, and registrations and applications for registration of the foregoing.

1.27 “Valid Claim” means a claim of an issued and unexpired patent which claim has not been held invalid or unenforceable by a court or other government agency of competent jurisdiction from which no appeal can be or has been taken and has not been held or admitted to be invalid or unenforceable through re-examination or disclaimer, opposition procedure, nullity suit or otherwise, which claim, but for the licenses granted herein, would be infringed by the sale of a Product.

ARTICLE 2

PURCHASE AND SALE; CONSULTING ARRANGEMENT

2.1 Purchase and Sale of Purchased Assets. Upon the terms and subject to the conditions set forth herein, on the Effective Date, Skold shall sell, transfer and deliver to CollaGenex, and cause its Affiliates to sell, transfer and deliver to CollaGenex, free and clear of any encumbrances, and CollaGenex shall purchase from Skold and its Affiliates, Skold’s and its Affiliates’ full, complete and irrevocable right, title and interest in and to the assets and rights of Skold and its Affiliates that are set forth below (collectively, the “Purchased Assets”) comprising all of the Skold’s and its Affiliates’ right, title and interest in the following:

(a) the Restoraderm Intellectual Property;

(b) the Books and Records relating to the Restoraderm Intellectual Property;

(c) all rights and claims of Skold and its Affiliates against Third Parties relating to the Purchased Assets, choate or inchoate, known or unknown, contingent or otherwise; and

(d) all goodwill, if any, relating to the foregoing.

2.2 Excluded Assets. Notwithstanding anything to the contrary contained herein, from and after the Effective Date, Skold and its Affiliates shall retain all of the right, title and interest in and to, and there shall be excluded from the sale, assignment or transfer hereunder, and the Purchased Assets shall not include the following specifically enumerated assets (collectively, the “Excluded Assets”):

(a) books and records that Skold or its Affiliates are required to retain pursuant to any applicable law or regulations, other than the Books and Records; and

(b) general books of account and books of original entry that comprise Skold’s or its Affiliates’ permanent accounting or tax records.

2.3 Purchase Price. The purchase price payable to Skold (the “Purchase Price”) for the sale of the Purchased Assets shall be up to US $1,000,000 payable in United States Dollars as follows:

(a) US$150,000 within thirty (30) days after the Effective Date;

(b) US$150,000 on January 31, 2005; and

(c) US$700,000 within thirty (30) days after the issuance of a patent covering the Restoraderm Technology, provided such issuance occurs after the First Commercial Sale, provided further that if the patent issues prior to the First Commercial Sale, the payment pursuant to this Section 2.3(c) will be paid within thirty (30) days after the First Commercial Sale of the first Product, provided that if a patent never issues, no amounts shall be due under this Section 2.3(c) and the sale and transfer of the Purchased Assets shall still occur pursuant to the terms of this Agreement. If CollaGenex makes a good faith determination for business reasons, in its sole discretion, to delay the launch of a commercially viable Product, then, provided that a patent has issued covering the Restoraderm Technology, it will be deemed as if a First Commercial Sale has occurred and CollaGenex shall pay Skold the US$700,000 payment for such Product within thirty (30) days after such determination has been made.

2.4 Further Assurances. Skold shall execute and deliver (and shall cause its Affiliates to execute and deliver) such additional instruments and other documents and use (and shall cause its respective Affiliates to use) all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable law or reasonably requested by CollaGenex to consummate the transactions contemplated hereby and to confirm and assure the transfer of the Purchased Assets to CollaGenex.

2.5 Consulting Agreement. On the Effective Date, Skold and CollaGenex shall enter into a consulting agreement attached hereto as Exhibit A (the “Consulting Agreement”). Under the terms of the Consulting Agreement, Skold shall act as a consultant exclusively to CollaGenex regarding the Restoraderm Technology. Any and all Patent Rights, Know-How, technology or other intellectual property rights, whether developed, conceptualized, generated and/or put into practice by Skold (individually or in conjunction with CollaGenex) during the term of this Agreement or the Consulting Agreement relating to the Restoraderm Technology or any other topical drug delivery technology shall be the sole property of CollaGenex. Skold shall promptly notify CollaGenex, in writing, of any such Patent Rights, Know-How, technology or other intellectual property rights, and Skold will assign and hereby does assign, complete and irrevocable right, title and interest in and to all such Patent Rights, Know-How, technology and other intellectual property rights.

ARTICLE 3

JOINT STEERING COMMITTEE; DEVELOPMENT PLAN; BUSINESS PLAN

3.1 Joint Steering Committee.

(a) Membership. Within thirty (30) days following the Effective Date, each of the Parties shall appoint two persons from their respective organizations to serve on a joint steering committee (“Joint Steering Committee”), it being understood that in addition to Skold, Skold shall appoint an advisor or other designee to serve on the Joint Steering Committee, provided such advisor and/or designee is reasonably acceptable to CollaGenex and is bound by obligations of confidentiality at least as stringent as those contained herein. Either Party may appoint, substitute or replace members of the Joint Steering Committee to serve as their representatives upon notice to the other Party. The Joint Steering Committee shall be chaired by one of the CollaGenex representatives. Each representative of CollaGenex shall be entitled to one vote and each representative of Skold shall be entitled to one vote. The Joint Steering Committee shall to the extent practicable seek to operate by consensus, provided that CollaGenex will have the tie-breaking vote on all Joint Steering Committee decisions.

(b) Reserved.

(c) Responsibilities. The Joint Steering Committee shall perform the following functions: (i) review and agree upon the Products to be developed; (ii) oversee the development of the Products pursuant to the terms of this Agreement; (iii) review and agree upon the Development Plans for Products and any material amendments to the Development Plans; and (iv) have such other responsibilities as may be assigned to the Joint Steering Committee pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.

(d) Meetings. The Joint Steering Committee shall regularly meet in person, by video or by teleconference (as mutually agreed by the Parties from time to time) twice a year or more frequently as may be agreed upon, to exercise its responsibilities. In order for a meeting of the Joint Steering Committee to be convened, such meeting must include at least two (2) committee members of each Party and, provided this condition is met, a unanimous action taken at such meeting shall have been duly and validly taken by the Joint Steering Committee. The first meeting of the Joint Steering Committee shall be convened within thirty (30) days from the Effective Date. CollaGenex shall reimburse Skold’s designee for reasonable out-of-pocket costs associated with such designee attending any meeting of the Joint Steering Committee.

(e) Agendas and Minutes for the Joint Steering Committee. Unless otherwise decided by the Joint Steering Committee, each Party will use reasonable efforts to disclose to the chair all proposed agenda items along with appropriate background or supporting information at least twenty (20) working days in advance of a Joint Steering Committee meeting. The chair will use reasonable efforts to present an agenda with appropriate background or supporting information at least ten (10) working days in advance of a Joint Steering Committee meeting. After each meeting of the Joint Steering Committee, the Party whose turn it was hosting such meeting will prepare, within ten (10) working days after each meeting (whether held in person, by video or by telecommunication), the minutes reporting in reasonable detail the actions taken or to be taken by the Joint Steering Committee, or its designees, the attendees, the status of goals and achievements as well as issues requiring resolution, and resolutions of previously reported issues, which minutes shall set forth all pertinent information presented during the meeting in form and content reasonably acceptable to the other Party and shall be signed by one of the Joint Steering Committee representatives from each of the Parties.

(f) No Authority to Modify Agreement. The Joint Steering Committee shall have no authority to amend or waive compliance with the terms and conditions of this Agreement, or to approve actions of the Parties which are inconsistent with this Agreement.

3.2 Selection of and Responsibility for Development of Products.

(a) Proposals for Products. At any time after the Effective Date, either Party may make a written proposal to the Joint Steering Committee regarding the development of a product. Such proposal shall include (i) any data and other information in its possession which may be relevant to the use of the proposed product, and (ii) an outline of the major development activities required to obtain Regulatory Approval for such proposed Product in the United States, including a timeline for performing such activities. Thereafter, the Joint Development Committee shall meet in order to review such proposal.

(b) Inclusion of Products. With respect to a proposal pursuant to Section 3.2(a), if the Joint Steering Committee accepts such proposal, such proposed Product shall be developed by CollaGenex in accordance with the terms of this Agreement and the Development

Plan prepared by CollaGenex pursuant to Section 3.3 for such Product. If the Joint Steering Committee cannot agree on the inclusion of any proposed Product for development by CollaGenex, CollaGenex shall have the final decision as to whether and which Products are developed by CollaGenex under the terms of this Agreement. It is acknowledged and agreed by the Parties that CollaGenex is currently developing a benzoyl peroxide Product (the “BPO Product”) and a clobetasol product (the “Clobetasol Product”).

(c) Responsibility. CollaGenex shall have sole responsibility and use its Commercially Reasonable Efforts for developing Products and shall bear all costs and expenses associated with the development of such Products.

3.3 Development Plans. Once the Joint Steering Committee agrees to include, or CollaGenex has selected, a Product for development, CollaGenex shall prepare a development plan, including the clinical trials contemplated for each such Product (each, a “Development Plan”). No later than October 31 of each year following the first year of a Development Plan, CollaGenex shall update each Development Plan and provide such Development Plan to the Joint Steering Committee for review and approval, provided that CollaGenex shall have the final-decision making authority with respect to any element of a Development Plan.

3.4 Development Diligence. CollaGenex shall use its Commercially Reasonable Efforts in order to meet the following diligence obligations:

(a) On or before December 31, 2005, CollaGenex shall initiate development efforts on at least five Products; and

(b) On or before March 31, 2007, CollaGenex shall either (i) demonstrate that the initial formulation of each such Product maintains stability for a period of six (6) months or (ii) incur at least US$75,000 in costs and expenses per such Product in the development activities attempting to demonstrate such stability. For the avoidance of doubt, CollaGenex, in its sole discretion, reserves the right at any time to abandon development of a Product if CollaGenex has not yet incurred US$75,000 in development costs and expenses on such Product, provided that such abandoned Product shall not count as one of the five Products.

(c) Notwithstanding the foregoing, the Parties acknowledge and agree that CollaGenex has satisfied the diligence obligations of paragraphs (a) and (b) above with respect to the Clobetasol Product and therefore CollaGenex shall only be required to satisfy the diligence obligations in this Section 3.4 on four (4) more Products.

3.5 Regulatory Approvals. CollaGenex shall have sole responsibility for the applications for Regulatory Approvals, manufacture, marketing and distribution of the Products as well as the sole discretion as to how to pursue applications for Regulatory Approvals, manufacture, market and distribute the Products. Skold shall render CollaGenex such assistance, as may be reasonably requested or required by CollaGenex, regarding such applications for Regulatory Approval and the manufacture, marketing and/or distribution of Products.

3.6 Intellectual Property Rights. CollaGenex, at its sole discretion and expense, shall use Commercially Reasonable Efforts to develop, administrate, prosecute, procure and maintain all Restoraderm Intellectual Property Rights, including the Restoraderm Patent Rights, (including their issuance, reissuance, reexamination and the defense of any interference, revocation or opposition proceedings) claiming the composition of matter or manufacture of the Products or their use. CollaGenex shall solicit Skold’s advice and review of the nature and text of patent applications and important prosecution matters related to the Restoraderm Intellectual Property Rights in reasonably sufficient time prior to filings thereof, and CollaGenex shall take into account Skold’s reasonable comments related thereto.

3.7 Commercialization and Business Plans. CollaGenex shall use its Commercially Reasonable Efforts to market and sell all Products. CollaGenex shall prepare a plan for marketing research, marketing activities and sales of the Product (each, a “Business Plan”). CollaGenex shall provide each Business Plan, as well as any amendments or updates to any such Business Plan that CollaGenex may make, to Skold for his information, review and comments.

ARTICLE 4

FINANCIAL PROVISIONS

4.1 Milestone Payments. With respect to each of the first five Products, CollaGenex shall pay the following milestone payments (the “Milestone Payments”) within thirty (30) calendar days following the first occurrence of the specified event:

(a) Pilot Stability. One hundred thirty-three thousand U.S. Dollars ($133,000) upon CollaGenex’s receipt of data, in a form acceptable to CollaGenex, that demonstrates the initial formulation of the Product is stable for at least six months.

(b) Clinical Batch Stability. One hundred thirty-three thousand U.S. Dollars ($133,000) upon completion of the manufacture of clinical batches of the Product under current Good Manufacturing Practice conditions with demonstrated stability based on twelve months of data at a pre-specified temperature.

(c) Technology Transfer to a Commercial Facility. One hundred thirty-four thousand U.S. Dollars ($134,000) upon completion of the manufacturing of three batches of the Product under current Good Manufacturing Practices and in accordance with requirements for filing an NDA, irrespective of whether it is intended that an NDA will be filed for such Product, with demonstrated stability based on twelve months of data at a pre-specified temperature.

Upon achievement of a milestone for a particular Product, any previous Milestone Payment for that Product for which payment was not made shall be deemed achieved and payment therefore shall be made. For the avoidance of doubt, the Milestone Payments shall be due only one time for each of the first five Products with different active ingredients regardless of how many line extensions, indications or dosage strengths are developed for Products with the same active ingredient. Milestone Payments are only payable on the first five Products with different active ingredients, and no further Milestone Payments shall be due or owing to Skold regardless of the number of Products subsequently developed.

4.2 Royalties. Subject to the provisions of this Article 4, CollaGenex shall pay Skold a five percent (5%) royalty on Net Sales of Products covered by a Valid Claim of the Restoraderm Patent Rights; provided, however, if CollaGenex, in order to make, use, sell or otherwise dispose of Products reasonably determines that it must make payments to one or more

Third Parties to obtain license or similar rights, CollaGenex may reduce the royalties due Skold by half of the amount of such third party payment, but not to such extent that the royalties due to Skold decreases below half the royalty earned.

4.3 Sublicense Income. CollaGenex shall pay to Skold twenty-five percent (25%) of all Sublicense Income that CollaGenex receives.

4.4 Patent Defense Expense Set-Off. Subject to Section 3.6, CollaGenex may prosecute any Third Party believed to be infringing the Restoraderm Patent Rights and/or defend and control any action (or counterclaim or any defense asserted in any other CollaGenex’s action) initiated by a Third Party (such as interference, revocation or opposition proceedings) alleging the invalidity or unenforceability of any Restoraderm Patent Right (each, a “Restoraderm Patent Right Action”). To the extent CollaGenex incurs any out-of-pocket costs or expenses in the filing, prosecution or defense of any such Restoraderm Patent Right Action, CollaGenex shall be entitled to deduct thirty percent (30%) of any such costs or expenses from amounts that are otherwise due Skold under this Article 4.

4.5 Statements and Payment. CollaGenex shall deliver to Skold, within thirty (30) days after the end of each calendar quarter, a report setting forth for such calendar quarter the following information for each Product: (i) Net Sales of such Product on a country-by-country basis; (ii) the basis for any adjustments to the royalties payable on account of sales of such Product in any country; (iii) the royalties due to Skold on account of sales of such Product; (iv) the Sublicense Income payments due Skold on account of sales of such Product; and (iv) the exchange rates used in calculating any of the foregoing. CollaGenex shall make payment in conjunction with such report, as set forth in Section 4.7.

4.6 Taxes and Withholding. Any payments made by CollaGenex to Skold under this Agreement shall be reduced by the amount required to be paid or withheld pursuant to any applicable law, including, but not limited to, United States federal, state or local tax law (“Withholding Taxes”). Any such Withholding Taxes required by law to be paid or withheld shall be an expense of, and borne solely by, Skold. CollaGenex, as applicable, shall submit to Skold reasonable proof of payment of the Withholding Taxes, together with an accounting of the calculations of such taxes, within thirty (30) days after such Withholding Taxes are remitted to the proper authority. The Parties will cooperate reasonably in completing and filing documents required under the provisions of any applicable tax laws or under any other applicable law in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment.

4.7 Payment Currency; Currency Exchange. All payments made by CollaGenex to Skold hereunder shall be in United States dollars. With respect to Net Sales invoiced or expenses incurred in U.S. dollars, the Net Sales or expense amounts and the amounts due to Skold hereunder shall be expressed in U.S. dollars. With respect to Net Sales invoiced or expenses incurred in a currency other than U.S. dollars, the Net Sales or expense shall be expressed in the domestic currency of the entity making the sale or incurring the expense, together with the U.S. dollar equivalent, calculated using the arithmetic average of the spot rates on the last Business Day of each month of the calendar quarter in which the Net Sales were made or the expense was incurred. The “closing mid-point rates” found in the “Dollar spot forward

11

against the Dollar” table published by The Financial Times, or any other publication as agreed to by the Parties, shall be used as the source of spot rates to calculate the average as defined in the preceding sentence. All payments shall be made by wire transfer in U.S. dollars to the credit of such bank account as shall be designated at least five (5) Business Days in advance by Skold in writing to CollaGenex.

4.8 Maintenance of Records; Audit. For a period of two (2) years after the date of the invoice, CollaGenex shall maintain, and shall require its respective Affiliates to maintain, complete and accurate books and records in connection with the sale of Products hereunder, as necessary to allow the accurate calculation consistent with generally accepted accounting principles of the royalties and Sublicense Income payments due to Skold, including any records required to calculate any royalty adjustments hereunder. Once per calendar year, Skold shall have the right to engage an independent accounting firm reasonably acceptable to CollaGenex, which shall have the right to examine in confidence the relevant CollaGenex records as may be reasonably necessary to determine and/or verify the amount of royalties and Sublicense Income payments due hereunder. Such examination shall be conducted, and CollaGenex shall make its records available, during normal business hours, after at least fifteen (15) days prior written notice to CollaGenex, as applicable, and shall take place at the facility(ies) where such records are maintained. Each such examination shall be limited to pertinent books and records for any year ending not more than twenty-four (24) months prior to the date of request; provided that Skold shall not be permitted to audit the same period of time more than once. Before permitting such independent accounting firm to have access to such books and records, CollaGenex may require such independent accounting firm and its personnel involved in such audit, to sign a confidentiality agreement (in form and substance reasonably acceptable to CollaGenex) as to any confidential information which is to be provided to such accounting firm or to which such accounting firm will have access, while conducting the audit under this paragraph. The Skold independent accounting firm will prepare and provide to each Party a written report stating whether the royalties and Sublicense Income payment reports submitted and royalties and Sublicense Income payments paid are correct or incorrect and the details concerning any discrepancies. Such accounting firm may not reveal to Skold any information learned in the course of such audit other than the amount of any such discrepancies. Skold agrees to hold in strict confidence all information disclosed to it, except to the extent necessary for Skold to enforce its rights under this Agreement or if disclosure is required by law. In the event there was an underpayment by CollaGenex hereunder, CollaGenex shall promptly (but in no event later than thirty (30) days after such Party’s receipt of the independent auditor’s report so correctly concluding) make payment to Skold of any shortfall. In the event that there was an overpayment by CollaGenex hereunder, Skold shall promptly (but in no event later than thirty (30) days after Skold’s receipt of the independent auditor’s report so correctly concluding) refund to CollaGenex or credit to future royalties, at CollaGenex’s election, the excess amount. Skold shall bear the full cost of such audit unless such audit discloses an underreporting by CollaGenex of more than ten percent (10%) of the aggregate amount of royalties and Sublicense Income payments in any twelve (12) month period, in which case, CollaGenex shall bear the full cost of such audit.

ARTICLE 5

REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1 Mutual Representations, Warranties and Covenants. Each of Skold and CollaGenex hereby represents, warrants and covenants to the other Party as follows:

(a) It is duly organized and validly existing, or is a citizen and resident, as applicable, and in good standing under the laws of such Party’s respective jurisdiction. It has the requisite legal power and authority to conduct its business as presently being conducted and as proposed to be conducted by it and is duly qualified to do business in those jurisdictions where its ownership of property or the conduct of its business requires;

(b) It has all requisite legal power and authority to enter into this Agreement and to perform the obligations contemplated hereunder. All actions on its part necessary for (i) the authorization, execution, delivery and performance by it of this Agreement, and (ii) the consummation of the transactions contemplated hereby, have been duly taken;

(c) This Agreement is a legally valid and binding obligation of it, enforceable against it in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court or other tribunal before which any proceeding may be brought);

(d) None of the execution and delivery of this Agreement, the consummation of the transactions provided for herein or contemplated hereby, or the fulfillment by it of the terms hereof or thereof, will (with or without notice or passage of time or both) (i) conflict with or result in a breach of any provision of any certificate or articles of incorporation or formation, by-laws, statutes, operating agreement or other governing documents of it, (ii) result in a default, constitute a default under, give rise to any right of termination, cancellation or acceleration, or require any consent or approval (other than approvals that have heretofore been obtained) of any governmental authority or under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, loan, arrangement, license, agreement, lease or other instrument or obligation to which it is a party or by which its assets may be bound, (iii) violate any law, rule or regulation of any governmental authority or stock exchange on which such Party’s securities are listed applicable to it or any of its assets, or (iv) any other contractual or other obligations of the respective Party; and

(e) it shall comply in all material respects with all laws, rules and regulations applicable to its performance under this Agreement.

5.2 Additional Representations, Warranties and Covenants of Skold. Skold hereby further represents, warrants and covenants to CollaGenex that:

(a) There are no existing or threatened actions, suits or other proceedings pending against him with respect to Restoraderm Intellectual Property Rights and, Skold has not received written notice of any threatened claims or litigation seeking to invalidate the Restoraderm Patent Rights;

(b) Skold is not aware of any facts from which it reasonably concludes that any of the Restoraderm Patent Rights are invalid or that their exercise would infringe patent rights of Third Party(ies);

(c) Skold holds good title to and is the legal and beneficial owner and has full and unencumbered rights to the Restoraderm Intellectual Property, free and clear of all liens, security interests, charges and other encumbrances of any kind, and Skold has obtained the assignment of all interests and all rights of any and all Third Parties (including employees) with respect to the Restoraderm Patent Rights;

(d) Skold is the exclusive owner of all right, title and interest in the Restoraderm Intellectual Property Rights;

(e) Skold will perform his obligations under this Agreement in a professional, diligent and workmanlike manner in accordance with the standards which would be used by a physical person of similar financial strength, business experience and other relevant factors; and

(f) to the best of Skold’s knowledge, CollaGenex’s use of the Restoraderm Intellectual Property does not and will not infringe the intellectual property rights of any Third Party, and Skold has no knowledge that any Third Party is infringing any of the Restoraderm Intellectual Property.

5.3 Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR MANDATED BY APPLICABLE LAW (WITHOUT THE RIGHT TO WAIVE OR DISCLAIM), NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE PRODUCTS, ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS, SUCCESS OR POTENTIAL SUCCESS OF THE DEVELOPMENT, COMMERCIALIZATION, MARKETING OR SALE OF ANY PRODUCT OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ALL WARRANTIES, CONDITIONS OR REPRESENTATIONS OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF PERFORMANCE, MERCHANTABILITY, SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

ARTICLE 6

CONFIDENTIALITY, PUBLICATION AND PUBLIC ANNOUNCEMENTS

6.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, CollaGenex and Skold agree that, until seven (7) years after the termination of this Agreement, each of CollaGenex or Skold, upon receiving or learning of any Confidential Information of the other Party, shall keep such Confidential Information confidential and otherwise shall not disclose or use such Confidential Information for any purpose other than as provided for in this Agreement. The Receiving Party shall advise its employees and consultants who might have access to the Disclosing Party’s Confidential Information of the confidential nature thereof and agrees that its employees shall be bound by the terms of this Agreement. The Receiving Party shall not disclose any Confidential Information of the Disclosing Party to any employee who does not have a need for such information. It is acknowledged and agreed that the Purchased Assets shall be the Confidential Information of CollaGenex.

6.2 Authorized Disclosure. Notwithstanding the foregoing, each of CollaGenex and Skold may disclose Confidential Information of the other Party to a Third Party to the extent such disclosure is reasonably necessary to exercise the rights granted to or retained by it under this Agreement in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations, submitting information to tax or other governmental authorities (including Regulatory Authorities), or conducting clinical trials hereunder with respect to Products, provided that if a Party is required by law to make any such disclosure of the Disclosing Party’s Confidential Information, to the extent it may legally do so, it will give reasonable advance notice to the Disclosing Party of such disclosure and, save to the extent inappropriate in the case of patent applications or otherwise, will use its reasonable efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise). If the Disclosing Party has not filed a patent application with respect to such Confidential Information, it may require the Receiving Party to delay the proposed disclosure (to the extent the disclosing party may legally do so), for up to ninety (90) days, to allow for the filing of such an application.

6.3 Return of Confidential Information. Upon termination of this Agreement, the Receiving Party shall promptly return all of the Disclosing Party’s Confidential Information, including all reproductions and copies thereof in any medium, except that the Receiving Party may retain one copy for its legal files.

6.4 Unauthorized Use. If either Party becomes aware or has knowledge of any unauthorized use or disclosure of the other Party’s Confidential Information, it shall promptly notify the disclosing Party of such unauthorized use or disclosure.

6.5 Public Announcements. Except as set forth in press releases published by CollaGenex and for filing a copy of this Agreement by CollaGenex with the Securities and Exchange Commission, to the extent CollaGenex determines to make such a filing, neither Party shall make any public announcement regarding this Agreement. The Parties agree that CollaGenex may issue press releases announcing the execution of this Agreement or the activities and results hereunder in CollaGenex’s standard form, provided that such press releases shall not contain the financial terms of Confidential Information of Skold, unless otherwise required by applicable law.

6.6 Injunctive Relief. Each Receiving Party acknowledges that the Disclosing Party or any other owner of the Confidential Information (which may include Affiliates of CollaGenex) would suffer irreparable harm if the Receiving Party were to violate the confidentiality provisions of this Agreement and therefore the Receiving Party agrees that, in addition to any other remedies available to it, the Disclosing Party shall be entitled (without the requirement of posting any bond) to obtain from a court of competent jurisdiction an injunction restraining the violation of this Agreement.

ARTICLE 7

INDEMNIFICATION

7.1 CollaGenex. CollaGenex shall defend Skold and its Affiliates at CollaGenex’s cost and expense, and will indemnify and hold Skold and its Affiliates and their respective directors, officers, employees and agents harmless from and against any and all Losses incurred in connection with or arising out of any Third Party claim (a “Third Party Claim”) relating to (i) any material breach by CollaGenex of any of its representations, warranties, covenants or obligations pursuant to this Agreement, or (ii) any gross negligence or willful misconduct of CollaGenex; provided, however, that in all cases referred to in this Section 7.1, CollaGenex shall have no liability to Skold for any Losses to the extent that such Losses were caused by any item for which Skold is required to indemnify CollaGenex pursuant to Section 7.2.

7.2 Skold. Skold agrees to defend CollaGenex and its Affiliates at Skold’s cost and expense, and will indemnify and hold CollaGenex and its Affiliates and their respective directors, officers, employees and agents harmless from and against any and all Losses incurred in connection with or arising out of any Third Party Claim relating to (i) any material breach by Skold of any of its representations, warranties, covenants or obligations pursuant to this Agreement, or (ii) any gross negligence or willful misconduct of Skold, provided, however, that in all cases referred to in this Section 7.2, Skold shall have no liability to CollaGenex for any Losses to the extent that such Losses were caused by any item for which CollaGenex is required to indemnify Skold pursuant to Section 7.1.

7.3 Indemnification Procedures.

(a) In the case of a Third Party Claim made by any Person who is not a Party to this Agreement (or an Affiliate thereof) as to which a Party (the “Indemnitor”) may be obligated to provide indemnification pursuant to this Agreement, such Party seeking indemnification hereunder (“Indemnitee”) will notify the Indemnitor in writing of the Third Party Claim (and specifying in reasonable detail the factual basis for the Third Party Claim and to the extent known, the amount of the Third Party Claim) reasonably promptly after becoming aware of such Third Party Claim; provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually prejudiced as a result of such failure.

(b) If a Third Party Claim is made against an Indemnitee and the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee therefor, the Indemnitor will be entitled, within one hundred twenty (120) days after receipt of written notice from the Indemnitee of the commencement or assertion of any such Third Party Claim, to assume the defense thereof (at the expense of the Indemnitor) with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnitee, for so long as the Indemnitor is conducting a good faith and diligent defense. Should the Indemnitor so elect to assume the defense of a Third Party Claim, the Indemnitor will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, that if under applicable standards of professional conduct a conflict of interest exists between the Indemnitor and the Indemnitee in respect of such claim, such Indemnitee shall have the right to employ separate counsel (which shall be reasonably satisfactory to the Indemnitor) to represent such Indemnitee with respect to the matters as to which a conflict of interest exists and in that event the reasonable fees and expenses of such separate counsel shall be paid by such Indemnitor; provided, further, that the Indemnitor shall only be responsible for the reasonable fees and expenses of one separate counsel for such Indemnitee. If the Indemnitor assumes the defense of any Third Party Claim, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor. If the Indemnitor assumes the defense of any Third Party Claim, the Indemnitor will promptly supply to the Indemnitee copies of all correspondence and documents relating to or in connection with such Third Party Claim and keep the Indemnitee informed of developments relating to or in connection with such Third Party Claim, as may be reasonably requested by the Indemnitee (including, without limitation, providing to the Indemnitee on reasonable request updates and summaries as to the status thereof). If the Indemnitor chooses to defend a Third Party Claim, all Indemnitees shall reasonably cooperate with the Indemnitor in the defense thereof (such cooperation to be at the expense, including reasonable legal fees and expenses, of the Indemnitor). If the Indemnitor does not elect to assume control of the defense of any Third Party Claim within the one hundred twenty (120) day period set forth above, or if such good faith and diligent defense is not being or ceases to be conducted by the Indemnitor, the Indemnitee shall have the right, at the expense of the Indemnitor, after three (3) Business Days notice to the Indemnitor of its intent to do so, to undertake the defense of the Third Party Claim for the account of the Indemnitor (with counsel selected by the Indemnitee), and to compromise or settle such Third Party Claim, exercising reasonable business judgment.

(c) If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee for a Third Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnitor may recommend that by its terms obligates the Indemnitor to pay the full amount of Losses (whether through settlement or otherwise) in connection with such Third Party Claim and unconditionally and irrevocably releases the Indemnitee completely from all liability in connection with such Third Party Claim; provided, however, that, without the Indemnitee’s prior written consent, the Indemnitor shall not consent to any settlement, compromise or discharge (including the consent to entry of any judgment), and the Indemnitee may refuse in good faith to agree to any such settlement, compromise or discharge, that provides for injunctive or other nonmonetary relief affecting the Indemnitee. If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee for a Third Party Claim, the Indemnitee shall not (unless required by law) admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld).

7.4 Insurance. Immediately upon the first administration of a Product to a human by CollaGenex, its Affiliates or its licensees, and for a period of five (5) years after the expiration of this Agreement or the earlier termination thereof, CollaGenex shall obtain and/or maintain at its sole cost and expense, product liability insurance. Such product liability insurance shall insure both Parties against all liability, including personal injury, physical injury, or property damage arising out of the manufacture, sale, distribution, or marketing of any Product. Upon the reasonable written request of Skold, CollaGenex shall provide written proof of the existence of such insurance.

7.5 Limitation of Liabilities. IN NO EVENT WILL EITHER PARTY BE LIABLE TO ANY OF THE OTHER PARTY FOR PUNITIVE, EXEMPLARY, SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION LOST PROFITS, BUSINESS OR GOODWILL) ATTRIBUTABLE TO ANY BREACH OR DEFAULT BY SUCH PARTY UNDER THIS AGREEMENT. EXCEPT FOR A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 7 WITH RESPECT TO THIRD PARTY CLAIMS, IN NO EVENT WILL EITHER PARTY’S LIABILITY EXCEED THE AMOUNTS PAID UNDER THIS AGREEMENT. THE LIMITATIONS OF LIABILITY CONTAINED SHALL SURVIVE ANY FAILURE OF THE ESSENTIAL PURPOSE OF A LIMITED OR EXCLUSIVE REMEDY SET FORTH HEREIN.

ARTICLE 8

TERM AND TERMINATION

8.1 Term. Unless earlier terminated by mutual agreement of the Parties in writing or pursuant to the provisions of this Article 8, this Agreement will continue in full force and effect on a country-by-country and Product-by-Product basis until the obligation to pay royalties and Sublicense Income payments with respect to the sale of a Product in such country expires (the “Term”).

8.2 Voluntary Termination by CollaGenex. Notwithstanding any other provision herein, CollaGenex may terminate this Agreement at any time after March 31, 2007.

8.3 Material Breach. Upon a material breach of this Agreement by CollaGenex on the one hand, or Skold on the other hand (in such capacity, the “Breaching Party”), the other Party (in such capacity, the “Non-Breaching Party”) may provide written notice (a “Breach Notice”) to the Breaching Party specifying the material breach. If the Breaching Party fails to cure such material breach during the ninety (90) day period following the date on which the Breach Notice is provided (or, if applicable, such longer period, but not to exceed one hundred and eighty (180) days, as would be reasonably necessary for a diligent party to cure such material breach, provided the Breaching Party has commenced and continues its diligent efforts to cure during the initial ninety (90) day period), then the Non-Breaching Party may terminate this Agreement on a Product-by-Product and country-by-country basis with respect to the Product and country to which the breach relates.

8.4 Continuing Rights of Sublicensees. Upon any termination of this Agreement, each sublicense previously granted by CollaGenex, or any of its Affiliates, to any Person that is not an Affiliate of CollaGenex (each, an “Independent Sublicensee”) shall remain in effect and shall become a direct license or sublicense, as the case may be, of such rights by Skold to such Independent Sublicensee, subject to the Independent Sublicensee agreeing in writing to assume CollaGenex’s terms, conditions and obligations to Skold under this Agreement as they pertain to the sublicensed rights. To the extent any Independent Sublicensee was obligated to pay any royalties or milestones to CollaGenex under the terms of the sublicense agreement with such Independent Sublicensee, CollaGenex shall be entitled to receive fifty percent (50%) of such royalty or milestone payments that are paid to Skold.

8.5 Effect of Termination.

(a) Termination by Skold for CollaGenex’s Breach. In the event this Agreement is terminated by Skold for a material breach of CollaGenex pursuant to Section 8.3, on a Product-by-Product and/or country-by-country basis, as applicable, the following provisions shall apply:

(i) CollaGenex shall promptly return and/or provide to Skold all Confidential Information of Skold (or if such termination is only with respect to a Product and/or country, shall return and/or provide all Confidential Information with respect to such Product and/or country), provided that CollaGenex shall be entitled to retain a copy for archival purposes or as otherwise required by law;

(ii) all amounts due and payable hereunder by CollaGenex to Skold shall be immediately paid (or if such termination is only with respect to a Product, all amounts due and payable with respect to such terminated Product shall be immediately paid);

(iii) CollaGenex shall transfer to Skold without any payment the Purchased Assets and Additional Records relating to such terminated Product and/or country. Such transfer shall be accompanied by documentation, data and information related to the Purchased Assets that can be transferred by CollaGenex; provided that if the Purchased Asset relates to a Product or a country that is not being terminated, CollaGenex shall not transfer such Purchased Asset but shall grant to Skold an exclusive license with respect to such Purchased Asset in connection with such terminated Product and/or country; and

(iv) In the event that CollaGenex, pursuant to this Section 8.5, transfers its rights to the Purchased Assets to Skold, then CollaGenex’s indemnification obligations pursuant to Section 7.1 shall survive for any Losses that arise from the development or commercialization of the Products before the date of transfer.

(b) Voluntary Termination by CollaGenex. If CollaGenex terminates this Agreement in whole, pursuant to Section 8.2, the following provisions shall be applicable:

(i) CollaGenex shall promptly return and/or provide to Skold all Confidential Information of Skold hereunder, provided that CollaGenex shall be entitled to retain a copy for archival purposes or as otherwise required by law;

(ii) CollaGenex shall, within six (6) months, discontinue sales of any then-existing terminated Product inventory, if not terminated by Skold for a material breach of CollaGenex pursuant to Section 8.3;

(iii) CollaGenex shall transfer to Skold the Purchased Assets and Additional Records relating to such terminated Products. Such transfer shall be accompanied by documentation, data and information related to the Purchased Assets that can be transferred by CollaGenex;

(iv) In the event that CollaGenex, pursuant to this Section 8.5, transfers its rights to the Purchased Assets to Skold, then CollaGenex’s indemnification obligations pursuant to Section 7.1 shall survive for any Losses that arise from the development or commercialization of the Products before the date of transfer; and

(v) all amounts due and payable by CollaGenex to Skold shall be immediately paid.

(c) Termination by CollaGenex for Skold’s Breach. In the event this Agreement is terminated by CollaGenex for a material breach of Skold pursuant to Section 8.3, on a Product-by-Product and/or country-by-country basis, as applicable, the following provisions shall apply:

(i) Skold shall promptly return and/or provide to CollaGenex all Confidential Information of CollaGenex hereunder (or if such termination is only with respect to a Product and/or country, shall return and/or provide all Confidential Information with respect to such Product and/or country), provided that Skold shall be entitled to retain a copy for archival purposes or as otherwise required by law;

CollaGenex shall no longer be required to pay any royalties or Sublicense Income payments to Skold.

(d) Accrued Rights; Surviving Obligations. Unless explicitly provided otherwise in this Agreement, termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights, which shall have accrued to the benefit to any Party prior to such termination, relinquishment or expiration, including damages arising from any breach hereunder. Such termination, relinquishment or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination or expiration of the Agreement, including, without limitation, those obligations set forth in Sections 4.8, 6.1, 6.2, 6.3, 6.6, 8.4, and 8.5 and Articles 7 and 9.

ARTICLE 9

MISCELLANEOUS

9.1 Dispute Resolution; Mediation. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination, or invalidity thereof (each, a “Dispute”) shall first be referred by the Parties to their respective senior-level executives, or their designees, for attempted resolution through good faith negotiations. In the event that such persons cannot resolve the Dispute within thirty (30) days following either Party’s written request to initiate such negotiations, either Party may, by written notice to the other, require that the Dispute be referred to non-binding mediation administered by the American Arbitration Association (the “AAA”) in accordance with its then-current Commercial Mediation Rules. The presiding mediator shall have experience with disputes involving the technology that is the subject matter of this Agreement. The mediation shall be conducted in the English language and all mediation sessions shall be held in Philadelphia, Pennsylvania. The Parties shall each be responsible for one-half of any fees or other amounts payable to the AAA or the mediator, and each Party shall bear its own attorneys’ fees and other expenses in connection with the mediation. If efforts at mediation are unsuccessful in resolving the Dispute within thirty (30) days after the first mediation session, either Party may pursue any and all legal or equitable remedies available to it, subject to the remaining provisions of this Agreement. The Parties agree that the procedures set forth in this paragraph shall be the sole and exclusive means of resolving any and all Disputes. Notwithstanding the foregoing and subject to the remaining provisions of this Agreement, either Party may seek injunctive or other equitable relief in a court of competent jurisdiction pending the outcome of any negotiations or mediation conducted hereunder.

9.2 Assignment. This Agreement may not be assigned or otherwise transferred (in whole or in part, whether voluntarily, by operation of law or otherwise) by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign this Agreement, in whole or in part, to any of its Affiliates provided that the assigning Party guarantees the performance of this Agreement by such Affiliate; and provided further, that either Party may assign this Agreement to a successor to all or substantially all of the assets or line of business to which this Agreement relates whether by merger, sale of stock, sale of assets or other similar transaction. This Agreement shall be binding upon, and subject to the terms of the foregoing sentence, inure to the benefit of the Parties hereto, their permitted successors, legal representatives and assigns.

9.3 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

9.4 Force Majeure. Neither Party shall be liable to the other Party for loss or damages, or shall have any right to terminate this Agreement for any default or delay attributable to any Force Majeure, provided that the Party affected gives prompt notice of any such cause to the other Party. The Party giving such notice shall thereupon be excused from such of its obligations hereunder for so long as it is thereby disabled from performing such obligations; provided, however, that such affected Party promptly commences and continues to use its Commercially Reasonable Efforts to cure such disablement as soon as practicable.

9.5 Notices. Notices to Skold shall be addressed to:

Thomas Skold

Bjorno Gard

S-761 41 Norrtalje

Sweden

Facsimile No.: (0046) 176 22 4420

Notices to CollaGenex shall be addressed to:

CollaGenex Pharmaceuticals, Inc.

41 University Drive, Suite 200

Newtown, Pennsylvania 18940

United States of America

Attention: Chief Executive Officer

Facsimile No.: (001) 215 579 8577

Either Party may change the address to which notices shall be sent by giving notice to the other Party in the manner herein provided. Any notice required or provided for by the terms of this Agreement shall be in writing and shall be (i) sent by registered or certified mail, return receipt requested, postage prepaid, (ii) sent via a reputable overnight courier service, or (iii) sent by facsimile transmission, in each case properly addressed in accordance with the paragraphs above. The effective date of any notice shall be the actual date of receipt by the Party receiving the same.

9.6 Amendment. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

9.7 Waiver. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.

9.8 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts and such counterparts taken together shall constitute one and the same agreement. This Agreement may be executed by facsimile signatures, which signatures shall have the same force and effect as original signatures.

9.9 Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

9.10 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law provisions thereof. Each Party hereby submits itself for the purpose of this Agreement and any controversy arising hereunder to the exclusive jurisdiction of the state and federal courts located in the Commonwealth of Pennsylvania, and any courts of appeal therefrom, and waives any objection on the grounds of lack of jurisdiction (including, without limitation, venue) to the exercise of such jurisdiction over it by any such courts.

9.11 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid, illegal or unenforceable provisions which valid provisions in their economic effect are sufficiently similar to the invalid, illegal or unenforceable provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalid, illegal or unenforceable provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid, illegal or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, illegal or unenforceable provisions.

9.12 Entire Agreement of the Parties. This Agreement hereby, together with the Schedules and Exhibits, constitute and contain the complete, final and exclusive understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements (including the Original Agreement) whether oral or written, between the Parties respecting the subject matter hereof and thereof; provided that nothing in this Agreement shall replace, supercede, cancel or modify any prior agreements or assignments between the Parties that have been filed with the United States Patent and Trademark Office.

9.13 Independent Contractors. The relationship between the Parties created by this Agreement is one of independent contractors and neither Party shall have the power or authority to bind or obligate the other except as expressly set forth in this Agreement.

9.14 Expenses. Unless otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party which shall have incurred the same and the other Party shall have no liability relating thereto.

9.15 No Third Party Beneficiaries. No person or entity other than the Parties hereto and their respective Affiliates, successors and permitted assigns shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

9.16 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, duly authorized representatives of the Parties have duly executed this Agreement as of the Effective Date.

THOMAS SKOLD

By:	/s/ Thomas Skold
Name:	Thomas Skold

COLLAGENEX PHARMACEUTICALS INC.

By:	/s/ Colin Stewart
Name:	Colin Stewart
Title:	Chief Executive Officer and President

SIGNATURE PAGE TO ASSET PURCHASE AND PRODUCT DEVELOPMENT AGREEMENT

SCHEDULE 1.22

Patent Rights

The following Patent Rights have been previously assigned by Skold to CollaGenex. Skold’s representations, warranties, covenants and obligations set forth herein shall also apply to such previously assigned Patent Rights, including those obligations set forth in Sections 2.5 and 5.2 of the Agreement.

•	Provisional application filed on March 13, 2002 (Application Serial No. 60/365,059)

•	U.S. Application Serial No. 10/388,371 filed on March 13, 2003

•	International application Serial No. PCT/US03/07752 filed on March 13, 2003

EXHIBIT A

Patent Assignment

WHEREAS,                     , an                      corporation, whose address is                                         , (“Assignor”) is the owner of the patents and applications for patent listed on the attached Appendix A; and

WHEREAS,                     , an                      corporation, whose address is                                         , (“Assignee”) desires to acquire Assignor’s entire right, title and interest in, to and under said patents and applications, and in and to the inventions covered thereby;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, Assignor does hereby sell, assign, and transfer to Assignee, its entire right, title and interest in and to, including without limitation the exclusive right to make, use and sell, the inventions disclosed in the patents and applications listed in Appendix A hereto for the territory of the United States and its possessions and territories and all foreign countries, including all rights of priority created by said applications and patents and any provisional, non-provisional, divisional, continuation or continuation-in-part applications that may be filed based on or related to any such applications; any patents issuing on any of the foregoing applications, and any reissues, renewals, certificates of reexamination or extensions of any of the foregoing patents, all of the foregoing referred to herein as Patents, the same to be held and enjoyed by Assignee, for its own use and enjoyment, and for the use and enjoyment of its successors, assigns, to the end of the term or terms for which said patents are or may be granted, together with the right to take action for past, present and future infringements and to retain any damages obtained as a result of such action.

Assignor shall at the reasonable request of Assignee and at the expense of Assignor, prepare and execute or have executed all documents, papers, forms or authorizations, necessary or useful to vest full title in and to the Patents and inventions disclosed in the Patents, to Assignee.

[ASSIGNOR]
By:
Name:
Title:

Appendix A

I. Issued and Granted Patents

Patent No.         Country

II. Pending Applications

Patent Application No.         Country

EXHIBIT B

Trademark Assignment

WHEREAS,                     , an                      corporation, whose address is                                         , (“Assignor”) is the owner of the trademarks listed on the attached Appendix A (the “Marks”) and the registrations and applications for registration pertaining thereto; and

WHEREAS,                     , an                      corporation, whose address is                                         , (“Assignee”) desires to acquire Assignor’s entire right, title and interest in, to and under said Marks and the registrations and applications for registration pertaining thereto.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, Assignor hereby irrevocably assigns, transfers, and conveys unto Assignee all of its rights, title and interest in and to the Marks, whether statutory or at common law, including all registrations thereof and applications for registration pertaining thereto, together with the goodwill of the business symbolized by the Marks, and the right to take action for past, present and future infringements of rights in the Marks and to retain any damages obtained as a result of such action.

Assignor shall at the reasonable request of Assignee, and at the expense of Assignor, prepare and execute or have executed all further documents, papers, forms or authorizations necessary or useful to vest full title in and to the Marks and the goodwill of the business in which the Marks have been used by the Assignor to Assignee

[ASSIGNOR]
By:
Name:
Title:

APPENDIX A

Mark	App. No.	Reg. No.	Filing Date	Reg. Date	Country	Class